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                                                                    EXHIBIT 99.2


           BOEING COMMERCIAL AIRPLANE GROUP UPDATES PRODUCTION STATUS

SEATTLE, MARCH 24, 1998--Boeing Commercial Airplane Group today reported its progress on the 7-series production-recovery efforts.

The company also confirmed that it plans to deliver approximately 550 airplanes in 1998, with approximately 110 of those deliveries occurring in the first quarter.

"Gains have been made in our factory operations, particularly for the wide-body aircraft, but we are not out of the woods yet," said Ron Woodard, president of Boeing Commercial Airplane Group. "Recovery plans are inherently challenging, and we are now at one of the riskiest points in our plan as we increase production rates on the Next-Generation 737 as well as the 747, 757 and 777. There is still a risk that the challenges to our production system--particularly on the Next-Generation 737--could result in additional delivery delays, and although we can't rule that out, we're working very hard to keep that from happening."

The Next-Generation 737 program has encountered changes driven by regulatory-certification requirements and flight-test results. As noted earlier, this had led to significant retrofit efforts and some delivery delays, and complicates the company's ability at this time to significantly improve key measurements for this program. The company is assessing the financial impact of these ongoing production problems.

Woodard added, "While we continue to focus on these near-term issues, our commitment is to return to long-term production health and improved productivity in 1998."

As previously announced, Boeing plans to accelerate Next-Generation 737 production from seven to 14 airplanes per month and increase 757 production from four to five airplanes per month during the second quarter of 1998. In the third quarter, the company will increase 747 production from four to five airplanes a month. Also in the third quarter, as a result of customer demand, the 777 production rate will return to seven per month from five per month.

               FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND
                                   UNCERTAINTY

Certain statements in the financial discussion and analysis by management contain "forward-looking" information that involves risk and uncertainty, including projections for deliveries, sales, research and development expense and other trend projections. Actual future results and trends may differ materially depending on a variety of factors, including the Company's successful execution of internal performance plans, future integration of McDonnell Douglas Corporation; product-performance risk associated with regulatory certifications of the Company's commercial aircraft by the U.S. Government and foreign governments; other regulatory uncertainties; collective-bargaining labor disputes; performance issues with key suppliers and subcontractors; government export and import policies; factors that result in



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significant prolonged disruption to air travel worldwide; global trade policies;
worldwide political stability and economic growth; changing priorities or reductions in the U.S. Government defense and space budgets; termination of government contracts due to unilateral government action or failure to perform; and legal proceedings.



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